                                                                     EXHIBIT 21

                          SUBSIDIARIES OF ADVO, INC.
                           AS OF SEPTEMBER 30, 1995

                                                 PERCENT OF VOTING
   STATE OF                                     SECURITIES OWNED AS
 INCORPORATION NAME OF SUBSIDIARY              OF SEPTEMBER 30, 1995
 ------------- ------------------              ---------------------
   Delaware    Trans-ADVO, Inc.                         100
   Delaware    ADVO Target Communications               100
   Delaware    ADVO Investment Company, Inc.            100
   Delaware    ADVOLink, Inc.                           100
   Delaware    Value Fair, Inc.                         100
   Delaware    MBV, Inc.                                100
   Delaware    Marketing Force, Inc.                    100(1)

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(1)Owned by ADVO Investment Company, Inc.